Exhibit 99.1

TransAct Technologies Reports Preliminary Second Quarter 2020 Financial Results

2020 Second Quarter Net Sales of $5.3 Million
Food Service Technology Revenues up 7% on a Year-Over-Year Basis

Hamden, CT – August 5, 2020 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”), a global leader in software-driven technology and printing solutions for high-growth markets, today reported preliminary operating results for the quarter ended June 30, 2020.

“TransAct’s second quarter performance was relatively solid given the challenges presented by the COVID-19 pandemic. Notwithstanding these challenges and during the heart of the pandemic in Q2 2020, our Food Service Technology (“FST”) recurring revenue, which includes software, labels and service sales, increased over 100% from Q2 2019. Additionally, we continue to invest in our technology to enhance our position in the FST market. Our most recent addition to the BOHA! solution suite is BOHA! Employee Wellness. BOHA! Employee Wellness offers a safe and secure digital process with its mobile app to conduct wellness screenings that will either greenlight employees that can work or identify employees that must go home to recover,” said Bart C. Shuldman, Chairman and CEO of TransAct. “Although the near-term business environment is uncertain, we continue to be excited by the momentum of our BOHA! solution and the long-term opportunities it provides us. Our BOHA! solution continues to resonate with customers and orders for Q3 are projected to grow from the Q2 trough.  Most exciting is our projection that BOHA! recurring revenue may exceed $1 million in the third quarter, which would be a first for TransAct. As the headwinds from COVID continue to abate our solutions will be ready to drive measurable improvement across restaurant and foodservice operators’ bottom line.”

Second Quarter 2020 Financial Highlights
•	Net Sales: Net Sales for the second quarter of 2020 were $5.3 million, down 53% compared to $11.4 million for the second quarter of 2019.
•
Gross Profit: Gross profit for the second quarter of 2020 was $2.3 million, resulting in gross margin of 43.3%, compared to gross profit of $5.7 million in the second quarter of 2019, which resulted in a 50.3% gross margin.

•	Operating income (loss): Operating loss for the second quarter of 2020 was $2.7 million, compared to operating income of $0.3 million in the second quarter of 2019.
•
Net income (loss): Net loss for the second quarter of 2020 was $1.9 million, or $0.25 net loss per share, based on 7.5 million diluted weighted average common shares outstanding. Net income for the comparable 2019 period was $0.2 million, or $0.02 net income per share, based on 7.6 million diluted weighted average common shares outstanding.

•	EBITDA: EBITDA was negative $2.5 million for the second quarter of 2020, compared to positive EBITDA of $0.4 million in the second quarter of 2019.
•	Adjusted EBITDA: Adjusted EBITDA was negative $2.3 million for the second quarter of 2020, compared to positive adjusted EBITDA of $0.6 million in the second quarter of 2019.

2020 Second Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, August 5, 2020, beginning at 4:30 p.m. ET to discuss the Company’s second quarter 2020 preliminary results and other matters. Both the call and the webcast are open to the general public. The conference call number is 888-394-8218 and the conference ID number is 6185035 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these measures are helpful to investors and others in assessing the ongoing nature of what the Company’s management views as TransAct’s core operations. EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. The Company believes that these non-GAAP financial measures provide relevant and useful information to an investor evaluating the Company’s operating performance because these measures are: (i) widely used by investors to measure a company’s operating performance without regard to non-recurring items excluded from the calculation of such measure; (ii) used as financial measurements by lenders and other parties to evaluate creditworthiness; and (iii) used by the Company’s management for various purposes including strategic planning and forecasting, assessing financial performance and paying incentive compensation. The presentation of this non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization and is adjusted for share-based compensation. The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization. A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including food service, casino and gaming, POS automation, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA! ™, AccuDate™, EPICENTRAL®, Epic®, Ithaca® and Printrex® brands. TransAct has sold over 3.4 million printers and terminals around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

TransAct®, BOHA!™, AccuDate™, Epic, EPICENTRAL™, Ithaca® and Printrex® are trademarks of TransAct Technologies Incorporated. ©2019 TRANSACT Technologies Incorporated. All rights reserved.

Cautionary Statement Regarding Preliminary Financial Information
The Company has prepared the preliminary financial information set forth above on a materially consistent basis with its historical financial information and in good faith based upon its internal reporting as of and for the three months ended June 30, 2020. This financial information is preliminary and is thus inherently uncertain and subject to change as the Company finalizes its financial results and related reviews for the three months ended June 30, 2020. During the course of the preparation of the Company’s condensed consolidated financial statements and related notes as of and for the three months ended June 30, 2020, the Company may identify items that could cause its final reported results to be materially different from the preliminary financial information set forth above.  As a result, there can be no assurance that the Company’s final results for this period will not differ from the preliminary financial information.

This preliminary financial information should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. In addition, this preliminary financial information is not necessarily indicative of the results to be achieved for any future period.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue", or the negative thereof, or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, risks, uncertainties and other factors related to the COVID-19 pandemic, including the extent and duration of the pandemic and any resurgences thereof and governmental responses thereto, disruptions in operations of manufacturers that we rely on for the manufacturing and assembly of our printers and terminals as well as travel restrictions and a reduction in consumer spending impacting the Company’s supply, sales and delivery of its products, sales prices of the Company’s common stock, access to capital, and availability of funds under the Company’s credit facility; our ability to successfully develop new products that garner customer acceptance and generate sales, both domestically and internationally, in the face of substantial competition; our ability to successfully transition our business towards the food service technology market;  our ability to remediate the material weaknesses over internal control over financial reporting; risks associated with potential future acquisitions; our dependence on a significant customer; general economic conditions; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our dependence on significant suppliers;  dependence on third parties for sales outside the United States; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; our ability to protect intellectual property; the effect of the United Kingdom’s withdrawal from the European Union;  and other risk factors detailed in the Company’s annual report on Form 10-K for the year ended December 31, 2019, quarterly report for the quarter ended March 31, 2020 and other reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release, and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances, except as required by applicable law.

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Investor Contact:
Bart Shuldman Chairman and Chief Executive Officer TransAct Technologies Incorporated 702-388-8180	Michael Bowen ICR, Inc. Michael.Bowen@icrinc.com 203-682-8299	Marc P. Griffin ICR, Inc. Marc.Griffin@icrinc.com 646-277-1290

- Financial tables follow –

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Preliminary and Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$5,285	$11,350	$15,532	$22,900
Cost of sales	2,995	5,646	8,324	11,110
Gross profit	2,290	5,704	7,208	11,790

Operating expenses:
Engineering, design and product development	1,367	1,115	2,752	2,280
Selling and marketing	1,419	2,089	3,627	3,943
General and administrative	2,242	2,191	4,862	4,481
	5,028	5,395	11,241	10,704
Operating (loss) income	(2,738)	309	(4,033)	1,086

Interest and other expense:
Interest, net	(25)	(7)	(22)	(13)
Other, net	(11)	(142)	(176)	(52)
	(36)	(149)	(198)	(65)

(Loss) Income before income taxes	(2,774)	160	(4,231)	1,021
Income tax (benefit) provision	(921)	(26)	(1,386)	89
Net (loss) income	$(1,853)	$186	$(2,845)	$932

Net income (loss) per common share:
Basic	$(0.25)	$0.02	$(0.38)	$0.12
Diluted	$(0.25)	$0.02	$(0.38)	$0.12

Shares used in per share calculation:
Basic	7,543	7,462	7,525	7,461
Diluted	7,543	7,597	7,525	7,607

SUPPLEMENTAL INFORMATION – SALES BY MARKET: (Preliminary and Unaudited)
	Three months ended		Six months ended
(In thousands)	June 30,		June 30,
	2020	2019	2020	2019
Food service technology	$1,204	$1,123	$2,575	$2,336
POS automation and banking	481	1,644	2,039	2,921
Casino and gaming	1,360	5,631	6,291	11,114
Lottery	817	134	817	831
Printrex	8	285	125	627
TransAct Services Group	1,415	2,533	3,685	5,071
Total net sales	$5,285	$11,350	$15,532	$22,900

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Preliminary and Unaudited)

	June 30,	December 31,
(In thousands)	2020	2019
Assets:
Current assets:
Cash and cash equivalents	$3,082	$4,203
Accounts receivable, net	3,290	6,418
Note receivable	100	1,017
Inventories, net	11,905	12,099
Prepaids and other current assets	1,096	1,178
Total current assets	19,473	24,915

Fixed assets, net	2,396	2,244
Note receivable, net of current portion	1,547	-
Right-of-use asset	3,970	2,855
Goodwill	2,621	2,621
Deferred tax assets	4,057	2,565
Intangible assets, net	692	817
Other assets	218	44
	15,501	11,146
Total assets	$34,974	$36,061

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$1,316	$2,960
Accrued liabilities	2,638	3,041
Revolving bank loan payable	6	-
Lease liability	878	945
Deferred revenue	519	700
Total current liabilities	5,357	7,646

Long term debt	2,173	-
Deferred revenue, net of current portion	145	219
Lease liability, net of current portion	3,241	2,104
Other liabilities	170	166
	5,729	2,489
Total liabilities	11,086	10,135

Shareholders’ equity:
Common stock	116	115
Additional paid-in capital	33,329	32,604
Retained earnings	22,503	25,348
Accumulated other comprehensive income (loss), net of tax	50	(31)
Treasury stock, at cost	(32,110)	(32,110)
Total shareholders’ equity	23,888	25,926
Total liabilities and shareholders’ equity	$34,974	$36,061

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Preliminary and Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2020	2019	2020	2019
Net (loss) income	$(1,853)	$186	$(2,845)	$932

Interest expense, net	25	7	22	13
Income tax provision (benefit)	(921)	(26)	(1,386)	89
Depreciation and amortization	257	236	495	488

EBITDA	(2,492)	403	(3,714)	1,522

Share-based compensation expense	226	213	413	386

Adjusted EBITDA	$(2,266)	$616	$(3,301)	$1,908